CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Trustees and Shareholders
Putnam Investors Fund

We consent to the use of our report dated September 13, 2010 to the Putnam Investors Fund, included herein, and to the references to our firm under the captions Financial Highlights in the prospectus(es) and Independent Registered Public Accounting Firm and Financial Statements in the Appendix B to Statement of Additional Information.

/s/ KPMG LLP
Boston, Massachusetts
November 22, 2010